Exhibit 10.1
Bozena Korczak, Ph.D.
60 Southport Street, Suite 413
Toronto, ON M6S 3N4
November 5, 2007
Dear Bozena,
I am very pleased to offer you the position of Vice President Drug Development with PolyMedix. In this capacity you will report directly to me, President and C.E.O. Your efforts will be key to PolyMedix’s success.
The principle elements of your offer are as follows:
1.	Commencement Date: Your position, as a regular full-time employee, will be effective November 12, 2007, provided all appropriate documentation has been submitted in accordance with all immigration and naturalization laws. This position is an integral part of our team and it is anticipated that the position will be needed indefinitely.

2.	Duties and Responsibilities: In the future as PolyMedix and its organizational structure evolve, your reporting relationships may change. You shall perform such duties as are consistent with your position. Specifically, initially your responsibilities will be to manage toxicology, formulation, manufacturing, and CMC (chemistry/manufacturing/controls) activities, and preparation of IND submissions. You agree to use your best efforts to perform such duties faithfully, and while you remain employed, not to engage in any other business activity that is in conflict with your duties and obligations to the Company.

3.	Compensation. You will receive an initial annual salary of $230,000 per year; paid monthly. You will receive annual performance appraisals and will discuss annual objective with your supervisor. You will be eligible for increases in compensation based on your and the Company’s performance.

4.	Stock Options. Subject to approval by the Board of Directors, you will be granted 250,000 stock options. These Stock Options shall vest monthly over a three year period following their grant date.

You may be qualified for additional options during the time of your employment. These options are considered performance options and will be awarded and determined by the Board of Directors.

5.	Bonus. You will be eligible for a bonus targeted at 25% of base salary. A specific plan will be developed within the first 30 days of your employment detailing goals, objectives and the incentives tied to those goals.

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6.	Relocation. To assist you with your relocation from Toronto, Canada, PolyMedix will provide you with a sign-on bonus in the gross amount of $30,000. You will be responsible for any and all income and other taxes that may be applicable to or payable on this sign-on amount. PolyMedix will suggest a relocation company to you to help manage your relocation; however, you are not required to use the services of this company. If you should voluntarily resign your employment with PolyMedix within 12 months of your start date, or if you are terminated for Cause, you agree to repay to PolyMedix the amount of this sign-on relocation bonus and PolyMedix may withhold from wages payable the partial or total repayment of the sign-on bonus.

7.	Benefits. You will be provided with such retirement benefits, fringe benefits and insurance coverages as are made available to employees of the Company. You will be eligible for these benefits on the first of the month following your hire date.

8.	Time Away From Work. PolyMedix currently recognizes eleven (12) annual paid holidays including New Year’s Day, Martin Luther King Day, Presidents Day, Memorial Day, July 4th, Labor Day, Thanksgiving Day, the day following Thanksgiving Day, Christmas Day and three (3) floating days to be used at your discretion. In addition, you will be granted twenty (20) annual discretionary days of paid vacation, which will accrue monthly. PolyMedix reserves the right to request deferral of discretionary vacation time within the annual period to meet business demands of the Company. Annual vacation time accrues at a rate of 1.67 days per month of service and up to five (5) days can carryover beyond a calendar year. PolyMedix reserves the right to change this vacation policy at any time.

9.	Termination. You will be free to resign from the Company at any time, and the Company will be free to terminate your employment at any time. Upon any such termination or resignation, you will be entitled to any amounts earned and payable but not yet paid. In addition, if the Company terminates your employment other than for “cause” or other than by reason of your “disability”, then, in lieu of any other severance benefits otherwise payable under any Company policy, or any other damages payable in connection with such termination, you will be entitled to (i) full vesting of stock options and restricted stock awards previously granted to you, (ii) continued cash payments equal to your base salary for 12 months. Your right to such payments, vesting and/or grants and benefits pursuant to the preceding sentence shall be conditional upon your execution of a customary release of all claims against the Company and its affiliates and representatives in a form satisfactory to the Company. You acknowledge that if your employment terminates (i) by reason of your death, (ii) by the Company on account of your “disability”, (iii) by the Company for “cause”, you will not be entitled to such payments, vesting and/or grants. For purposes of this paragraph 7, the following terms shall have the meanings set forth below:

“Cause” means a finding by the Company that (i) you have committed any act of willful misconduct, including fraud, in connection with your employment with the Company; (ii) you materially breach any provision of this Letter Agreement or the Confidentiality and Inventorship Agreement; (iii) you fail, refuse or neglect (other than by reason of a

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physical or mental impairment) to timely perform any material duty or obligation under this Letter Agreement or to comply with any lawful directive of the President & C.E.O.; (iv) you violate any law, rule, regulation or by-law of any governmental authority (state, federal or foreign), applicable to the Company or its affiliates or any material general policy of the Company or its affiliates; (v) you commit an act involving moral turpitude, dishonesty, fraud or breach of the Company’s Code of Professional Ethics or Operating Guidelines in the course of your employment with the Company; or (vi) you are convicted of a crime that constitutes a felony.
“Disability” means a finding by the Company that you have been unable to perform your job functions by reason of a physical or mental impairment for a period of 90 consecutive days or any 90 days within a period of 180 consecutive days.
10.	Confidential Information. You acknowledge and agree that confidential information, obtained by you while employed by the Company, or any of its subsidiaries concerning the business affairs of the Company or any subsidiary of the Company are the property of the Company or such subsidiary (hereinafter, “Confidential Information”). You agree to sign and abide by Confidential Disclosure, Inventorship, Guiding Principles, and Code of Professional Ethics agreements as will be required by the Company of all employees. Consequently, you agree that, except to the extent required by applicable law, statute, ordinance, rule, regulation or orders of courts or regulatory authorities, you shall not at any time (whether during or after the your employment) disclose to any unauthorized person or use for your own account any Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters are or become generally known to and available for use by the public other than as a result of your acts or omissions to act or as required by law. You shall deliver to the Company at the termination of your employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) containing or constituting Confidential Information which you may then possess or have under your control.

11.	Future Cooperation. You agree that upon the Company’s reasonable request following your termination of employment, you will use reasonable efforts to assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company or its affiliates arising out of events occurring during your employment, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or its affiliates, including any proceeding before any arbitral, administrative, regulatory, judicial, legislative, or other body or agency. You will be entitled to reimbursement for reasonable out-of-pocket expenses (including travel expenses) incurred in connection with providing such assistance.

12.	Withholding. The Company shall have the right to withhold from any amount payable to you hereunder an amount necessary in order for the Company to satisfy any withholding tax obligation it may have under applicable law, and may condition the grant, vesting or exercise of any stock-based award on your making arrangements satisfactory to the

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Company to enable it to satisfy any withholding obligation arising in connection with such grant, vesting or exercise.
13.	Governing Law. The terms of this Letter Agreement, and any action arising hereunder, shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Pennsylvania, without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania.

14.	Waiver. This Letter Agreement may not be released, changed or modified in any manner, except by an instrument in writing signed by you and the Company. The failure of either party to enforce any of the provisions of this Letter Agreement shall in no way be construed to be a waiver of any such provision. No waiver of any breach of this Letter Agreement shall be held to be a waiver of any other or subsequent breach.

15.	Dispute Resolution. To benefit mutually from the time and cost savings of arbitration over the delay and expense of the use of the federal and state court systems, all disputes involving your employment or this Letter Agreement, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, The Americans With Disabilities Act of 1990, the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, the Civil Rights Act of 1991, and any other federal, state or local laws, rules or regulations, will be resolved by binding arbitration before the American Arbitration Association., JAMS/ENDISPUTE, or any other similar association mutually agreed to by the Company and you Any such arbitration shall be held in Philadelphia or other mutually agreeable location. The award of the arbitrators shall be final and binding and judgment upon the award may be entered in any court having jurisdiction thereof. Except as otherwise provided above, this procedure shall be the exclusive means of settling any disputes that may arise under this Letter Agreement. All fees and expenses of the arbitrators and all other expenses of the arbitration, except for attorneys’ fees and witness expenses, shall be borne by the Company if you prevail, in whole or in part. Each party shall bear its own witness expenses and attorneys’ fees.

16.	Survival. Notwithstanding anything contained herein to the contrary, the provisions of paragraph 9,10, 11, 13, 14 and 15 shall survive termination of your employment with the Company and its affiliates.

17.	Entire Agreement; No Conflicts. This Letter Agreement supersedes all previous and contemporaneous communications, agreements and understandings, whether oral or written, between you, on the one hand, and the Company or any of its affiliates, on the other hand, and constitutes the sole and entire agreement between you and the Company pertaining to the subject matter hereof. You represent and warrant to the Company that your acceptance of employment and the performance of your duties for the Company will not conflict with or result in a violation or breach of, or constitute a default under any

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contract, agreement or understanding to which you are or were a party or of which you are aware and that there are no restrictions, covenants, agreements or limitations on your right or ability to enter into and perform the terms of this Letter Agreement.
18.	Counterparts. This Letter Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.
Please indicate your acceptance of our offer of employment on the terms and conditions outlined above by signing and returning to us one copy of this letter.
Bozena, I am looking forward to working together with you to make PolyMedix a tremendous success.
Sincerely yours,
/s/ Nicholas Landekic
Nicholas Landekic
President & C.E.O.
AGREED TO AND ACCEPTED BY:

/s/ Bozena Korczak Bozena Korczak, Ph.D.	Date: November 12, 2007

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